Exhibit 10.2

EXECUTION VERSION

Wells Fargo Bank, National Association (“Wells Fargo”)
375 Park Avenue
New York, NY 10152
Attn: Structuring Services Group
Telephone: 212-214-6101
Facsimile: 212-214-5913

Opening Transaction

To:                             MTS Systems Corporation

From:               Wells Fargo Bank, National Association

Re:                             Base Call Option Transaction

Date:                  June 9, 2016

Dear Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Wells Fargo Bank, National Association (“Dealer”) and MTS Systems Corporation (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the Agreement specified below.

1.   This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). Certain defined terms used herein have the meanings assigned to them in the purchase contract agreement (the “Purchase Contract Agreement”) setting forth the terms and conditions of Counterparty’s purchase contracts offered in connection with Counterparty’s offering of 1,000,000 8.75% tangible equity units (the “TEUs”), to be dated on or about June 15, 2016. The 1,000,000 purchase contracts (each initially included in one TEU of USD100 stated amount) to be issued on or about June 15, 2016 (the “Base Purchase Contracts”) and the up to 150,000 additional purchase contracts (each initially included in one TEU of USD100 stated amount) that may be issued pursuant to the Underwriters’ option to purchase additional TEUs (the “Optional Purchase Contracts”) are together referred to herein as the “Purchase Contracts.” In the event of any inconsistency between the terms defined in the Purchase Contract Agreement and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, references herein to sections of, or definitions set forth in, the Purchase Contract Agreement are based on the draft of the Purchase Contract Agreement most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of, or definitions set forth in, the Purchase Contract Agreement are changed, added or renumbered between the execution of this Confirmation and the execution of the Purchase Contract Agreement, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties, as evidenced by such draft of the Purchase Contract Agreement. Subject to the foregoing, the parties acknowledge that references to the Purchase Contract Agreement herein are references to the Purchase Contract Agreement as in effect on the date of its execution and if the Purchase Contract Agreement is amended, modified or supplemented following the date of its execution (other than any amendment or supplement (x) pursuant to Section 9.01(v) of the Purchase Contract Agreement that, as determined by the Calculation Agent, conforms the Purchase Contract Agreement to the description of Purchase Contracts in the prospectus supplement for the TEUs or (y) pursuant to Section 5.02(a) of the Purchase Contract Agreement, subject, in the case of this clause (y), to the second paragraph under “Method of Adjustment” below), any such amendment, modification or supplement will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Counterparty is hereby advised, and Counterparty acknowledges, that Dealer has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for the election of Loss and Second Method and US Dollars (“USD”) as the Termination Currency.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency among this Confirmation, the Equity Definitions, the 2006 Definitions or the Agreement, the following shall prevail in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; (iii) the 2006 Definitions; and (iv) the Agreement. For the avoidance of doubt, except to the extent of an express conflict, the application of any provision of this Confirmation, the Agreement, the Equity Definitions or the 2006 Definitions shall not be construed to exclude or limit any other provision of this Confirmation, the Agreement, the Equity Definitions or the 2006 Definitions.

The Transaction hereunder shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

For the avoidance of doubt, references to Purchase Contracts herein will refer to a “single Purchase Contract” (within the meaning of the Purchase Contract Agreement) that is, initially, included in one TEU of USD 100.00 stated amount per TEU, whether such Purchase Contract is a “Component Purchase Contract” or a “Separate Purchase Contract” (each as defined in the Purchase Contract Agreement).

2.   The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	June 9, 2016

Effective Date:	The closing date of the first original issuance of the Purchase Contracts.

Option Style:	Modified American, as described under “Procedures for Exercise” below.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The Common Stock of Counterparty, par value USD$0.25 per Share (Ticker Symbol: “MTSC”).

Number of Options:	The number of Base Purchase Contracts issued by Counterparty on the closing date for the first original issuance of the Purchase Contracts. For the avoidance of doubt, the Number of Options outstanding shall be reduced by each exercise of Options hereunder.

Applicable Percentage:	30.0%

Option Entitlement:	A number equal to the product of the Applicable Percentage and 1.9841.

Excluded Adjustment:

Any adjustment to, or determination of, the settlement rate for the Purchase Contracts and/or the “Fixed Settlement Rates” (as defined in the Purchase Contract Agreement), in each case, pursuant to Section 4.06(a), 4.07(a), 4.08(a) and 4.09(c)(ii) of the Purchase Contract Agreement.

Discretionary Adjustment:	Any adjustment to the “Fixed Settlement Rates” (as defined in the Purchase Contract Agreement) pursuant to Section 5.01(c) of the Purchase Contract Agreement.

Strike Price:	USD50.40

Cap Price:	USD58.80

Rounding of Strike Price/Option Entitlement/Cap Price:

In connection with any adjustment to the Option Entitlement or Strike Price, the Option Entitlement or the Strike Price, as the case may be, shall be rounded by the Calculation Agent in accordance with the provisions of the Purchase Contract Agreement relating to rounding of the “Threshold Appreciation Price” or the “Minimum Settlement Rate” as applicable (each as defined in the Purchase Contract Agreement). In connection with any adjustment to the Cap Price hereunder, the Calculation Agent will round the adjusted Cap Price to the nearest $0.0001.

Number of Shares:	As of any date, a number of Shares equal to the product of the Number of Options and the Option Entitlement.

Premium:	USD $2,070,000.00

Premium Payment Date:	The Effective Date

Exchange:	The NASDAQ Global Select Market

Related Exchange:	All Exchanges

Procedures for Exercise:

Exercise Date:

With respect to any settlement of a Purchase Contract pursuant to Section 4.05 of the Purchase Contract Agreement, the Mandatory Settlement Date (as defined in the Purchase Contract Agreement) (such Purchase Contracts, the “Relevant Purchase Contracts”).  For the avoidance of doubt, the provisions of Section 8(b)(i) of this Confirmation will apply to any required settlement of a Purchase Contract pursuant to Section 4.06, 4.07, 4.08 or 4.09 of the Purchase Contract Agreement.

Expiration Date:	The earlier of (i) the last day on which any Purchase

Contracts remain outstanding and (ii) the Mandatory Settlement Date (as defined in the Purchase Contract Agreement).

Automatic Exercise on Mandatory Settlement Date:

Applicable; and means that on the Mandatory Settlement Date (as defined in the Purchase Contract Agreement), a number of Options equal to the number of Relevant Purchase Contracts for such Mandatory Settlement Date shall be automatically exercised, subject to “Notice of Exercise” below; provided, however, that in no event shall the number of Options so exercised be greater than the Number of Options as of such Mandatory Settlement Date.

Notice Deadline:

In respect of any exercise of Options hereunder, 5:00 P.M., New York City time, on the “Scheduled Trading Day” (as defined in the Purchase Contract Agreement) immediately preceding the Mandatory Settlement Date (as defined in the Purchase Contract Agreement).

Notice of Exercise:

In respect of any exercise of Options hereunder, Counterparty shall notify Dealer in writing prior to the Notice Deadline in respect of such exercise, of the scheduled settlement date under the Purchase Contract Agreement for the Relevant Purchase Contracts being settled pursuant to Section 4.05 of the Purchase Contract Agreement.

Dealer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	As specified in Section 6(b) below.

Settlement Terms:

Settlement Method:	Net Share Settlement

Net Share Settlement:

Dealer will deliver to Counterparty, on the relevant Settlement Date, a number of Shares equal to the Net Shares in respect of any Option exercised or deemed exercised hereunder. In no event will the Net Shares be less than zero.

Net Shares:

In respect of any Option exercised or deemed exercised in respect of any Relevant Purchase Contracts, a number of Shares equal to the sum of the quotients, for each “Trading Day” (as defined in the Purchase Contract Agreement) during the Final Averaging Period for such Relevant Purchase Contracts, of (i) (A) the Option Entitlement on such Trading Day, multiplied by (B) (1) the amount by which the Cap Price exceeds the Strike Price, if the Daily VWAP on such Trading Day is equal to or greater than the Cap Price, (2) the amount by which such Daily VWAP exceeds the Strike Price, if such Daily VWAP is greater than the Strike Price but less than the Cap Price or (3) zero, if such Daily VWAP is less than or equal to the Strike Price, divided by (C)

such Daily VWAP, divided by (ii) the number of Trading Days in the Final Averaging Period.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Net Shares valued at the arithmetic average of the Daily VWAP for the last Trading Day of the Final Averaging Period.

For the avoidance of doubt, in no event will Dealer or the Calculation Agent take into account any Excluded Adjustment or Discretionary Adjustment in determining the Net Shares in respect of any Option exercised or deemed exercised in respect of any Relevant Purchase Contracts.

Daily VWAP:

On any “Trading Day” (as defined in the Purchase Contract Agreement), the per Share volume-weighted average price as displayed on Bloomberg page “MTSC <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Trading Day, as determined by the Calculation Agent using, if practicable, a volume-weighted average method). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Settlement Date:

The date one Settlement Cycle immediately following the last Trading Day of the Final Averaging Period; provided that, the Settlement Date shall not be prior to the Exchange Business Day immediately following the date on which Counterparty gives notice to Dealer of the related Settlement of the Purchase Contracts prior to 12:00 noon, New York City time.

Final Averaging Period:	The 20 consecutive Trading Day (as defined in the Purchase Contract Agreement) period beginning on, and including, the 23rd Scheduled Trading Day immediately preceding July 1, 2019.

Other Applicable Provisions:

The provisions of Sections 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is the issuer of the Shares.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares required to be delivered to

Counterparty hereunder in certificated form in lieu of delivery through the Clearance System. With respect to such certificated Shares, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

Adjustments:

Method of Adjustment:

Notwithstanding Section 11.2 of the Equity Definitions, and except in the circumstances set forth in Section 8(t), upon the occurrence of any event or condition set forth in Section 5.01(a)(i), 5.01(a)(ii), 5.01(a)(iii), 5.01(a)(iv), 5.01(a)(v) or 5.01(e) of the Purchase Contract Agreement (a “Potential Adjustment Event”) that Calculation Agent determines would result in an adjustment under the Purchase Contract Agreement, the Calculation Agent shall, acting in good faith and in a commercially reasonable manner, make a corresponding adjustment in respect of any one or more of the Strike Price, the Number of Options, the Option Entitlement, the nature of the “Shares” and any other term relevant to the exercise, settlement or payment of the Transaction, subject to “Discretionary Adjustments” below. Immediately upon the occurrence of any Potential Adjustment Event, Counterparty shall notify the Calculation Agent of such Potential Adjustment Event; and once the adjustments to be made to the terms of the Purchase Contract Agreement and the Purchase Contracts in respect of such Potential Adjustment Event have been determined, Counterparty shall immediately notify the Calculation Agent in writing of the details of such adjustments.

For the avoidance of doubt, Dealer shall not have any delivery or payment obligation hereunder, and no adjustment shall be made to the terms of the Transaction, on account of (x) any distribution of cash, property or securities by Counterparty to holders of the Purchase Contracts (upon settlement or otherwise; and whether constituting payments, deliveries and/or proceeds in respect of the Purchase Contract Settlement Fund or otherwise) or (y) any other transaction in which holders of the Purchase Contracts are entitled to participate, in each case, in lieu of an adjustment under the Purchase Contract Agreement of the type referred to in the immediately preceding paragraph (including, without limitation, pursuant to the second paragraph of Section 5.01(a)(iv) of the Purchase Contract Agreement).

Discretionary Adjustments:

Notwithstanding anything to the contrary herein or in the Equity Definitions, if the Calculation Agent, acting in good faith and in a commercially reasonable manner, disagrees with any adjustment under the

Purchase Contract Agreement that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Section 5.01(e) of the Purchase Contract Agreement or any supplemental Purchase Contract entered into thereunder or in connection with the determination of the fair value of any securities, property, rights or other assets), then the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement the nature of the “Shares” and any other variable relevant to the exercise, settlement or payment of or under the Transaction in a commercially reasonable manner and, for the avoidance of doubt, notwithstanding anything herein to the contrary, the Net Shares shall be calculated on the basis of such adjustments by the Calculation Agent.

Dividends:

If the Calculation Agent determines that (i) at any time during the period from and including the Trade Date, to but excluding the Expiration Date, an ex-dividend date for a regular quarterly cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”) and that dividend is less than the Regular Dividend on a per Share basis or (ii) no Ex-Dividend Date for a regular quarterly cash dividend occurs with respect to the Shares in any quarterly dividend period of Counterparty, then the Calculation Agent will adjust the Cap Price to account for the economic effect on the Transaction of such dividend or lack thereof, and, for the avoidance of doubt, any such adjustments shall be taken into account in calculating the Net Shares. “Regular Dividend” shall mean USD0.30 per Share. Upon any adjustment to the “Initial Dividend Threshold” (as defined in the Purchase Contract Agreement) for the Purchase Contracts pursuant to the Purchase Contract Agreement, the Calculation Agent will make a corresponding adjustment to the Regular Dividend for the Transaction.

Extraordinary Events:

Merger Events:

Notwithstanding Section 12.1(b) of the Equity Definitions, “Merger Event” shall mean any “Reorganization Event” (as defined in the Purchase Contract Agreement), except in the circumstances provided in Section 8(t).

Tender Offers:	Not Applicable, except in the circumstances provided in Section 8(t).

Consequences of Merger Events:

Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make an adjustment to the terms relevant to the exercise, settlement or payment of the Transaction (other than the Regular

Dividend (it being understood that the Regular Dividend remains subject to adjustment under “Dividends” above) corresponding to the adjustment that Calculation Agent determines would be required under Section 5.02 of the Purchase Contract Agreement in respect of such Merger Event, as determined by the Calculation Agent (by reference to such section), subject to “Discretionary Adjustments” above; provided that such adjustment shall be made without regard to any adjustment to the settlement rate for the Purchase Contracts and/or the “Fixed Settlement Rates” (as defined in the Purchase Contract Agreement), in each case, pursuant to an Excluded Adjustment or a Discretionary Adjustment; provided further that if, with respect to a Merger Event, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or limited liability company that is treated as a corporation for U.S. federal income tax purposes, organized and existing under the laws of the United States of America, any State thereof or the District of Columbia or (ii) the Counterparty to the Transaction, following such Merger Event, will not be a corporation or limited liability company that is treated as a corporation for U.S. federal income tax purposes, organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, in each case, Dealer may elect in its sole discretion that Cancellation and Payment (Calculation Agent Determination) shall apply. For the avoidance of doubt, adjustments shall be made pursuant to the provisions set forth above regardless of whether any Merger Event gives rise to an Early Settlement.

Notice of Merger Consideration and Consequences:

Upon the occurrence of a Merger Event, Counterparty shall reasonably promptly (but in any event prior to the relevant merger date) notify the Calculation Agent of (i) in the case of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the weighted average of the types and amounts of consideration to be received by the holders of Shares that affirmatively make such an election (or of all holders of Shares if none makes an election), and (ii) the details of the adjustment to be made under the Purchase Contract Agreement in respect of such Merger Event.

Consequences of Announcement Events:

Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, (x) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (y) the word “shall” in the second line shall be replaced with “may”, the phrase “exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the spread)” shall be replaced with the phrase “Cap Price (provided that in no event shall the Cap Price be less than the Strike Price)”, and (z) for the avoidance of doubt, the Calculation Agent may determine whether the relevant Announcement Event has had an economic effect on the Transaction (and, if so, may adjust the Cap Price accordingly) on one or more occasions on or after the date of the Announcement Event up to, and including, the Expiration Date, any Early Termination Date and/or any other date of cancellation, it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:

(i) The public announcement by any entity of (x) any transaction or event that, if completed, would constitute a Merger Event or Tender Offer, (y) any potential acquisition by Issuer and/or its subsidiaries where the aggregate consideration exceeds 15% of the market capitalization of Issuer or its affiliates as of the date of such announcement (an “Acquisition Transaction”) or (z) the intention to enter into a Merger Event or Tender Offer or an Acquisition Transaction, (ii) the public announcement by Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer or an Acquisition Transaction or (iii) any subsequent public announcement by any entity of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention), as determined by the Calculation Agent. For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” (A) “Merger Event” shall mean such term as defined under Section 12.1(b) of the Equity Definitions (but, for the avoidance of doubt, the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded) and (B) “Tender Offer” shall mean such term as defined under Section 12.1(d) of the Equity Definitions.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Shares are not immediately re-listed, re-traded or requoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or requoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Termination Event(s):

Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, the Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional Termination Event (with the Transaction (or the cancelled or terminated portion thereof) being the Affected Transaction and Counterparty being the sole Affected Party) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction.

Additional Disruption Events:

(a) Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; and provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)” and (ii) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the words “obligations under” in clause (Y) thereof.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following sentence at the end of such Section:

“For the avoidance of doubt, (i) the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk, and (ii) the transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing and other terms.”; and

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

(e) Increased Cost of Hedging:	Applicable

Hedging Party:	Dealer

Determining Party:	Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgments

Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:

Dealer. Notwithstanding anything to the contrary in this Confirmation, all determinations by Dealer shall be made in good faith and in a commercially reasonable manner in order to produce a commercially reasonable result. Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent will promptly and timely, provide to Counterparty by e-mail, to the e-mail address provided by Counterparty in such written request, a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any quotations, market data or information from internal sources used in making such determination or calculation, as applicable, but without disclosing the Calculation Agent’s proprietary or confidential models or other information that may be proprietary or confidential).

4.   Account Details:

Dealer Payment Instructions:

To be provided by Dealer.

Counterparty Payment Instructions:

To be provided by Counterparty.

5.   Offices:

The Office of Dealer for the Transaction is:

Charlotte

The Office of Counterparty for the Transaction is:

Inapplicable, Counterparty is not a Multibranch Party.

6.   Notices: For purposes of this Confirmation:

(a)           Address for notices or communications to Counterparty:

To:                                                                             MTS Systems Corporation
14000 Technology Drive
Eden Prairie, Minnesota 55344

Attn:                                                                    Andy Cebulla, Corporate Controller and Treasurer

Telephone:                                   (952) 937-4020

Email:                                                            andy.cebulla@mts.com

(b)           Address for notices or communications to Dealer:

Notwithstanding anything to the contrary in the Agreement, all notices to Wells Fargo in connection with the Transaction shall be sent by email to CorporateDerivativeNotifications@wellsfargo.com.

Wells Fargo Bank, National Association
375 Park Avenue, 4th Floor
MAC J0127-041
New York, NY 10152

7.   Representations and Agreements:

(a)           In addition to the representations in the Agreement and those contained elsewhere herein, Counterparty represents to and for the benefit of, and agrees with, Dealer as follows:

(i)            On the Trade Date and as of the date of any Notice of Share Termination under (and as defined in) Section 8(c) below, Counterparty is not aware of any material nonpublic information regarding Counterparty or the Shares.

(ii)           Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (or any successor issue statements).

(iii)          Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(iv)          Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors (or an authorized committee thereof) authorizing the Transaction, and approving the Transaction and any related hedging activity for purposes of

Section 302A.673 of the Minnesota Business Corporation Act, and such other certificate or certificates as Dealer shall reasonably request.

(v)           Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(vi)          Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vii)         On each of the Trade Date and the Premium Payment Date, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(viii)        The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 6 of the Underwriting Agreement, dated as of June 9, 2016, between Counterparty, J.P. Morgan Securities LLC and Wells Fargo Securities LLC as representatives of the Underwriters party thereto (the “Underwriting Agreement”) are true and correct as of the Trade Date and the Effective Date and are hereby deemed to be repeated to Dealer as if set forth herein.

(ix)          No state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(x)           Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD50 million.

(b)           Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended, and is entering into the Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(c)           Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d)           Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the

Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(e)           Counterparty shall deliver to Dealer (i) an incumbency certificate, dated as of the Premium Payment Date, of Counterparty in customary form and (ii) an opinion of counsel, dated as of the Premium Payment Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and Section 7(a)(vi) hereof and such other matters as Dealer may reasonably request.

(f)            Counterparty understands that notwithstanding any other relationship between Counterparty and Dealer and its affiliates, in connection with this Transaction and any other over-the-counter derivative transactions between Counterparty and Dealer or its affiliates, Dealer or its affiliates is acting as principal and is not a fiduciary or advisor in respect of any such transaction, including any entry, exercise, amendment, unwind or termination thereof.

(g)           Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Counterparty, other than (i) a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M and (ii) the distribution of the TEUs.  Counterparty shall not, until the second Scheduled Trading Day immediately following the third Exchange Business Day immediately prior to the Premium Payment Date, engage in any such distribution.

8.   Other Provisions:

(a)           Right to Extend. Dealer may postpone or add, in whole or in part, any Exercise Date or Settlement Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Net Shares), if Dealer determines that such extension is reasonably necessary or appropriate to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock borrow market or other relevant market or to enable Dealer to effect purchases of Shares or Share Termination Delivery Units in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer).

(b)           Additional Termination Events. (i) Notwithstanding anything to the contrary in this Confirmation, in connection with any required settlement of a Purchase Contract pursuant to Section 4.06, 4.07, 4.08 or 4.09 of the Purchase Contract Agreement, as applicable:

(A)          Counterparty shall, within three Scheduled Trading Days of the related Early Settlement Date, Fundamental Change Early Settlement Date, Early Mandatory Settlement Date or the Merger Redemption Settlement Date (each as defined in the Purchase Contract Agreement), as applicable, provide written notice (an “Early Settlement Notice”) to Dealer specifying the number of Purchase Contracts being settled in respect of such Early Settlement Date, Fundamental Change Early Settlement Date, Early Mandatory Settlement Date or the Merger Redemption Settlement Date, as applicable (such number of Purchase Contracts, the “Affected Purchase Contracts”), and the giving of such Early Settlement Notice shall constitute an Additional Termination Event as provided in this Section 8(b)(i);

(B)          upon receipt of any such Early Settlement Notice, within a commercially reasonable period of time thereafter, Dealer shall designate an Exchange Business Day as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Affected Number of Options”) equal to the lesser of (x) the number of Affected Purchase Contracts and (y) the Number of Options as of the date Dealer designates such Early Termination Date;

(C)          any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the Affected Number of Options, (y) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (z) the terminated portion of the Transaction were the sole Affected Transaction;

(D)          for the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, the Calculation Agent shall assume that (x) the relevant Early Settlement and any conversions, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred, (y) no adjustments to the settlement rate for the Purchase Contracts and/or the “Fixed Settlement Rates” (as defined in the Purchase Contract Agreement), as the case may be, have occurred pursuant to any Excluded Adjustment or Discretionary Adjustment and (z) the corresponding Purchase Contracts remain outstanding;

(E)           the Transaction shall remain in full force and effect, except that, as of the Early Termination Date for such Early Settlement, the Number of Options shall be reduced by the Affected Number of Options; and

(ii)           Notwithstanding anything to the contrary in this Confirmation, if an event of default with respect to Counterparty occurs under the terms of the amortizing notes offered as a component of the TEUs together with the Purchase Contracts (the “Amortizing Notes”) as set forth in Section 4.02 of the First Supplemental Indenture for the Amortizing Notes, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(c)           Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Dealer shall owe Counterparty any amount pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day (which written confirmation shall contain the representation and warranty set forth in Section 7(a)(i)), no later than 9:30 A.M., New York City time, on the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Share Termination”); provided that if Counterparty does not elect to require Dealer to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its sole discretion, to elect to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, Dealer shall have the right to so elect) in the event of (i) an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party or an Extraordinary Event, which Event of Default, Termination Event or Extraordinary Event resulted from an event or events within Counterparty’s control. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

Share Termination Alternative:

If applicable, means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 6(d)(ii) of the Agreement or such later date or dates as

Dealer may commercially reasonably determine (the “Share Termination Payment Date”) taking into account commercially reasonable hedging or hedge unwind activity, in satisfaction of the Payment Obligation.

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:

In the case of a Termination Event (other than on account of an Insolvency, Nationalization or Merger Event), Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other Applicable Provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the issuer of any Share Termination Delivery Units (or any part thereof).

(d)           Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith and reasonable judgment of Dealer the Shares acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction in a commercially reasonable manner (the “Hedge Shares”) cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance mutually acceptable to Counterparty and Dealer, substantially in the form of an underwriting agreement for a registered offering for companies of a similar size in a similar industry, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty in customary form for registered offerings of equity securities for companies of a similar size in a similar industry, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided that if Counterparty elects clause (i) above but the items referred to therein are not completed in a timely manner, or if Dealer, in its sole discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(d) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of companies of a similar size in a similar industry, in form and substance mutually acceptable to Counterparty and Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), and best efforts obligations to provide opinions and certificates and such other documentation as is customary for private placements agreements of equity securities of companies of a similar size in a similar industry, all commercially reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary in its good-faith and reasonable judgment to compensate Dealer for any commercially reasonable discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at a price equal to the Daily VWAP on such Exchange Business Days and in the amounts requested by Dealer. This Section 8(d) shall survive the termination, expiration or early unwind of the Transaction.

(e)           Repurchase and Fixed Settlement Rate Adjustment Notices. Counterparty shall, at least two Exchange Business Days prior to any day on which Counterparty effects any repurchase of Shares or consummates or otherwise engages in any transaction or event (a “Fixed Settlement Rate Adjustment Event”) that could reasonably be expected to lead to an increase in the “Fixed Settlement Rates” (as defined in the Purchase Contract Agreement), give Dealer a written notice of such repurchase or Fixed Settlement Rate Adjustment Event (a “Repurchase Notice”) on such day if, following such repurchase or Fixed Settlement Rate Adjustment Event, the number of outstanding Shares as determined on such day is (i) less than 13,319,254 (in the case of the first such notice) or (ii) thereafter more than 1,180,934 less than the number of Shares included in the immediately preceding Repurchase Notice. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses (including losses relating to the Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act or under any state or federal law, regulation or regulatory order, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all reasonable and documented expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement and shall inure to the benefit of any permitted assignee of Dealer.

Counterparty will not be liable to an Indemnified Party under this provision, whether by indemnity or contribution, to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

(f)            Transfer and Assignment. (i) Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:

(A)        With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 8(e) or any obligations under Section 8(d) or the provisions opposite the caption “Notice of Merger Consideration and Consequences” in this Confirmation;

(B)        Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended);

(C)        Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Dealer;

(D)        Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E)         An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F)         Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G)        Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(ii)           Dealer may, without Counterparty’s consent, transfer or assign all or any part of its rights or obligations under the Transaction (A) to any affiliate of Dealer (1) that has a long-term issuer rating that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer or its ultimate parent, or (B) to any other third party with a long-term issuer rating equal to or better than the lesser of (1) the credit rating of Dealer at the time of the transfer and (2) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer.  If at any time at which (A) the Section 16 Percentage exceeds 7.5%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists.  In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(m) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party).   The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day.  The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding.  The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under Section 302A.673 of the Minnesota Business Corporation Act or any other law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion.  The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(g)           Delivery of Shares. Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

(h)           Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(i)            No Netting and Set-off. The provisions of Section 2(c) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.

(j)            Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that the obligations of Counterparty under this Confirmation are not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(k)           Early Unwind. In the event the sale by Counterparty of the Base Purchase Contracts is not consummated pursuant to the Underwriting Agreement for any reason, or Counterparty fails to deliver to Dealer opinions of counsel as required pursuant to Section 7(e)(ii) by the close of business in New York on the Premium Payment Date (or such later date as agreed upon by the parties) (the Premium Payment Date or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and the Transaction and all of the respective rights and obligations of Dealer and Counterparty hereunder shall be cancelled and terminated and Counterparty shall pay to Dealer an amount in cash equal to the aggregate amount of costs and expenses relating to the unwinding of Dealer’s hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by Dealer or its affiliates in connection with such hedging activities, unless Counterparty agrees to purchase any such Shares at the cost at which Dealer purchased such Shares). Following such termination, cancellation and payment, each party shall be released and discharged by the other party from, and agrees not to make any claim against the other party with respect to, any obligations or liabilities of either party arising out of, and to be performed in connection with, the Transaction either prior to or after the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that upon an Early Unwind and following the payment referred to above, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(l)            Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Daily VWAP; (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Daily VWAP, each in a manner that may be adverse to Counterparty; and (E) the Transaction is a derivatives transaction in which it has granted Dealer an option, and Dealer may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the Transaction.

(m)          Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”), the parties hereby agree that neither the enactment of the WSTAA (or any statute containing any legal certainty provision similar to Section 739 of the WSTAA) or any regulation under the WSTAA (or any such statute), nor any requirement under the WSTAA (or any statute containing any legal certainty provision similar to Section 739 of the WSTAA) or an amendment made by the WSTAA (or any such statute), shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging or Illegality).

(n)           Governing Law. THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE

TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(o)           Amendment. This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty and Dealer.

(p)           Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(q)           Tax Matters. For purposes of Sections 4(a)(i) and (ii) of the Agreement, Counterparty agrees to deliver to Dealer one duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto).

(r)            Withholding Tax with Respect to Non-US Counterparties. “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include (i) any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”) or (ii) any U.S. federal withholding tax imposed on amounts treated as dividends from sources within the United States under Section 871(m) of the Code (or any Treasury regulations or other guidance issued thereunder). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(s)            Amendment to Equity Definitions.

(i)            Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(ii)           Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “a material” and adding the phrase “, options relating to the Shares or the Transaction” at the end of the sentence.

(iii)          Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(iv)          Section 12.9(b)(vi) of the Equity Definitions is hereby amended by (1) replacing the comma immediately following clause (A) thereof with the word “or”, (2) deleting clause (C) thereof in its entirety and (3) replacing the words “either party” in the last sentence thereof with the words “the Hedging Party”.

(t)            Other Adjustments Pursuant to the Equity Definitions. Notwithstanding anything to the contrary in the Agreement, the Equity Definitions or this Confirmation, upon the occurrence of a Merger Date, the occurrence of a Tender Offer Date, or declaration by Counterparty of the terms of any Potential Adjustment Event and/or any adjustment to the terms of the Transaction pursuant to “Method of Adjustment” and/or “Consequences of Merger Events” above, the Calculation Agent may, acting in good faith and in a commercially reasonable manner, adjust the Cap Price to preserve the fair value of the Options to Dealer (provided that in no event shall the Cap Price be less than the Strike Price, and, for the avoidance of doubt, the Net Shares shall be calculated on the basis of such adjustments by the Calculation Agent). Solely for purposes of this Section 8(t) (x) the terms “Potential Adjustment Event,” “Merger Event,” and “Tender Offer” shall each have the meanings assigned to each such term in the Equity Definitions (as amended by Section 8(s)(i)) and (y) “Extraordinary Dividend” means any dividend or distribution with respect to the Shares (i) that is a cash dividend that is not a regular, quarterly cash dividend in an amount equal to or less than the Regular Dividend or (ii) that is in an amount or value (as determined by the Calculation Agent) that, when aggregated with the amount or value (as determined by the Calculation Agent) of all other dividends or distributions with respect to the Shares with an ex-dividend date occurring during the same calendar quarter, exceeds the Regular Dividend amount.

(u)           Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(v)           [Reserved.]

(w)          Affiliate Designation. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations.  Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

9.   Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS CONFIRMATION AND THE TRANSACTION.

10.   Submission to Jurisdiction. Section 13(b) of the Agreement is deleted in its entirety and replaced by the following:

“Each party hereby irrevocably and unconditionally submits for itself and its property in any suit, legal action or proceeding relating to this Agreement and/or the Transaction, or for recognition and enforcement of any judgment in respect thereof, (each, “Proceedings”) to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof. Nothing in the Confirmation or this Agreement precludes either party from bringing Proceedings in any other jurisdiction if (A) the courts of the State of New York or the United States of America for the Southern District of New York lack jurisdiction over the parties or the subject matter of the Proceedings or declines to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; (C) the Proceedings are commenced to appeal any such court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of New York or Borough of Manhattan, such as a federal court of appeals or the U.S. Supreme Court; or (D) any suit, action or proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate and, in order to exercise or protect its rights, interests or remedies under this Agreement or the Confirmation, the party (1) joins, files a claim, or takes any other action, in any such suit, action or proceeding, or (2) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction.”

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer.

Yours faithfully,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Thomas Yates
Authorized Signatory
Name: Thomas Yates

Agreed and Accepted By:

MTS SYSTEMS CORPORATION

By:	/s/ Jeffrey P. Oldenkamp
Name: Jeffrey P. Oldenkamp
Title: Senior Vice President and Chief Financial Officer

[Signature Page to Capped Call Confirmation]